EXHIBIT 99.2
PART II

Item 6.	Selected Financial Data.

The following table sets forth selected financial data for each of the last five years. The amounts below reflect the change in accounting principle for our defined benefit pension and other postretirement benefit plans and changes from the adoption of the Financial Accounting Standards Board Accounting Standards Update No. 2015-03 “Interest - Imputation of Interest (Topic 835-30): Simplifying the Presentation of Debt Issuance Costs” and No. 2015-17 “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” as described under Item 8.01 Other Events in this Current Report on Form 8-K.

Five-year Financial Summary
(Dollars in millions except per share data)
	2015	2014	2013	2012	2011
Years ended December 31,
Sales and revenues	$47,011	$55,184	$55,656	$65,875	$60,138
Percent inside the United States	41%	38%	33%	31%	30%
Percent outside the United States	59%	62%	67%	69%	70%
Sales	$44,147	$52,142	$52,694	$63,068	$57,392
Revenues	$2,864	$3,042	$2,962	$2,807	$2,746
Profit [4]	$2,512	$2,452	$6,556	$5,397	$2,984
Profit per common share [1]	$4.23	$3.97	$10.16	$8.27	$4.63
Profit per common share–diluted [2]	$4.18	$3.90	$9.95	$8.06	$4.48
Dividends declared per share of common stock	$3.01	$2.70	$2.32	$2.02	$1.82
Return on average common stockholders’ equity [3]	15.8%	13.0%	34.1%	35.4%	25.1%
Capital expenditures:
Property, plant and equipment	$1,388	$1,539	$2,522	$3,350	$2,515
Equipment leased to others	$1,873	$1,840	$1,924	$1,726	$1,409
Depreciation and amortization	$3,046	$3,163	$3,087	$2,813	$2,527
Research and development expenses	$2,119	$2,380	$1,552	$2,491	$2,626
As a percent of sales and revenues	4.5%	4.3%	2.8%	3.8%	4.4%
Average number of employees	110,800	115,600	122,500	127,800	113,600
December 31,
Total assets	$78,342	$84,498	$84,755	$88,833	$81,055
Long-term debt due after one year:
Consolidated	$25,169	$27,696	$26,643	$27,672	$24,865
Machinery, Energy & Transportation	$8,960	$9,445	$7,961	$8,624	$8,373
Financial Products	$16,209	$18,251	$18,682	$19,048	$16,492
Total debt:
Consolidated	$38,013	$39,195	$37,672	$40,060	$34,511
Machinery, Energy & Transportation	$9,486	$9,964	$8,737	$10,372	$9,024
Financial Products	$28,527	$29,231	$28,935	$29,688	$25,487

[1]	Computed on weighted-average number of shares outstanding.

[2]	Computed on weighted-average number of shares outstanding diluted by assumed exercise of stock-based compensation awards, using the treasury stock method.

[3]	Represents profit divided by average stockholders’ equity (beginning of year stockholders’ equity plus end of year stockholders’ equity divided by two).

[4]	Profit attributable to common stockholders.

Additional information required by Item 6 is included in Part II, Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations."

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